Exhibit 99.1

Novocure Announces Positive Topline Results from Phase 3 PANOVA-3 Clinical Trial of Tumor Treating Fields (TTFields) Therapy for Pancreatic Cancer
PANOVA-3 met its primary endpoint with a statistically significant improvement in overall survival for patients with unresectable, locally advanced pancreatic adenocarcinoma treated in the first-line with TTFields concomitant with gemcitabine and nab-paclitaxel

Novocure plans to file for regulatory approval in the U.S., EU, Japan and other key markets

Full results from the PANOVA-3 trial will be presented at an upcoming medical congress

Root, Switzerland – December 2, 2024 - Novocure (NASDAQ: NVCR) announced today that the pivotal, Phase 3 PANOVA-3 trial met its primary endpoint, demonstrating a statistically significant improvement in median overall survival (mOS) versus control. PANOVA-3 evaluated the use of Tumor Treating Fields (TTFields) therapy concomitantly with gemcitabine and nab-paclitaxel as a first-line treatment for unresectable, locally advanced pancreatic adenocarcinoma.
“As a researcher and clinician, I have experienced the challenges of developing treatments in pancreatic cancer. It is exciting to see the PANOVA-3 trial achieve the positive primary endpoint of overall survival, a landmark outcome for this field,” said Dr. Vincent Picozzi, M.D., medical oncologist and investigator in the PANOVA-3 trial. “These data for Tumor Treating Fields are very promising, especially in this difficult to treat patient population.”
In the intent-to-treat population, patients treated with TTFields therapy concomitant with gemcitabine and nab-paclitaxel had an mOS of 16.20 months compared to 14.16 months in patients treated with gemcitabine and nab-paclitaxel alone, a statistically significant 2.0-month improvement (hazard ratio=0.819; P=0.039) (N=571). The survival rate benefit for patients treated with TTFields therapy increased over time with a 13% improvement in the overall survival rate at 12 months and a 33% improvement in survival rate at 24 months. TTFields therapy was well-tolerated, and safety was consistent with prior clinical studies.
“PANOVA-3 is the first and only Phase 3 trial to demonstrate a statistically significant benefit in overall survival specifically in unresectable, locally advanced pancreatic cancer, and is Novocure’s third positive Phase 3 clinical trial in the last two years,” said Nicolas Leupin, M.D., PhD, Chief Medical Officer, Novocure. “We are grateful to the patients and investigators for their participation in the trial, and we look forward to sharing the full data at an upcoming medical conference.”
Novocure plans to file for regulatory approval of TTFields in unresectable, locally advanced pancreatic adenocarcinoma based on PANOVA-3 and plans to submit the PANOVA-3 results for presentation at an upcoming medical congress.
Novocure continues to follow patients in its Phase 2 PANOVA-4 trial, exploring the use of TTFields therapy together with atezolizumab, gemcitabine and nab-paclitaxel for the treatment of metastatic pancreatic cancer. PANOVA-4 has completed enrollment with data anticipated in 2026.
About PANOVA-3
PANOVA-3 is a prospective, randomized, open-label, controlled Phase 3 clinical trial designed to test the efficacy and safety of Tumor Treating Fields (TTFields) therapy used concomitantly with gemcitabine and nab-paclitaxel, as a first-line treatment of locally advanced pancreatic adenocarcinoma. Patients were randomized to receive either TTFields therapy concomitant with gemcitabine and nab-paclitaxel or gemcitabine and nab-paclitaxel alone.
The primary endpoint is overall survival. Secondary endpoints include progression-free survival, local progression-free survival, objective response rate, one-year survival rate, quality of life, pain-free survival, puncture-free survival, resectability rate, and toxicity.
A total of 571 patients were enrolled in the study, randomized 1:1 and followed for a minimum of 18 months.

Exhibit 99.1
About PANOVA-4
PANOVA-4 is an international, multi-center Phase 2 clinical trial designed to test the safety and efficacy of Tumor Treating Fields (TTFields) therapy together with atezolizumab, gemcitabine and nab-paclitaxel for the treating of metastatic pancreatic cancer. The primary endpoint is disease control rate. Secondary endpoints include overall survival, progression-free survival, one-year survival rate, objective response rate, progression-free survival at six months, duration of response and toxicity. The study is designed to enroll 76 patients.
About Pancreatic Cancer
Pancreatic cancer is one of the most lethal cancers and is the third most frequent cause of death from cancer in the U.S.[1] While overall cancer incidence and death rates are remaining stable or declining, the incidence and death rates for pancreatic cancer are increasing.[2] It is estimated that approximately 60,000 patients are diagnosed with pancreatic cancer each year in the U.S.[3] Pancreatic cancer has a five-year relative survival rate of just 12%.[4]
Physicians use different combinations of surgery, radiation and pharmacological therapies to treat pancreatic cancer, depending on the stage of the disease. For patients with locally advanced pancreatic cancer involving encasement of arteries but no extra-pancreatic disease, the standard of care is surgery followed by chemotherapy with or without radiation. Unfortunately, most locally advanced cases are diagnosed once the cancer is no longer operable, generally leaving chemotherapy with or without radiation as the only treatment option.
About Tumor Treating Fields
Tumor Treating Fields (TTFields) are electric fields that exert physical forces to kill cancer cells via a variety of mechanisms. TTFields do not significantly affect healthy cells because they have different properties (including division rate, morphology, and electrical properties) than cancer cells. These multiple, distinct mechanisms work together to target and kill cancer cells. Due to these multimechanistic actions, TTFields therapy can be added to cancer treatment modalities in approved indications and demonstrates enhanced effects across solid tumor types when used with chemotherapy, radiotherapy, immune checkpoint inhibition, or targeted therapies in preclinical models. TTFields therapy provides clinical versatility that has the potential to help address treatment challenges across a range of solid tumors.
To learn more about TTFields therapy and its multifaceted effect on cancer cells, visit tumortreatingfields.com.
About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.
Novocure’s global headquarters is located in Root Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.
Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “could” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental,

Exhibit 99.1
regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2024, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.
Investors: Ingrid Goldberg investorinfo@novocure.com
Media: Catherine Falcetti media@novocure.com
[1] American Cancer Society. Cancer Facts & Figures 2024. Atlanta: American Cancer Society; 2024.
[2] https://pmc.ncbi.nlm.nih.gov/articles/PMC9476884/#B4
[3] American Cancer Society. Cancer Facts & Figures 2024. Atlanta: American Cancer Society; 2024.
[4] American Cancer Society. Cancer Facts & Figures 2024. Atlanta: American Cancer Society; 2024.